As filed with the Securities and Exchange Commission on June 29, 2007

Registration No. 333-113513

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AKAMAI TECHNOLOGIES, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	04-3432319
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

8 Cambridge Center

Cambridge, Massachusetts 02142

(617) 444-3000

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Paul Sagan

President and Chief Executive Officer

8 Cambridge Center

Cambridge, Massachusetts 02142

(617) 444-3000

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copy to:

Melanie Haratunian, Esq. Akamai Technologies, Inc. 8 Cambridge Center Cambridge, Massachusetts 02142 Telephone: (617) 444-3000 Telecopy: (617) 444-3001	Susan W. Murley, Esq. Wilmer Cutler Pickering Hale and Dorr LLP 60 State Street Boston, Massachusetts 02129 Telephone: (617) 526-6000 Telecopy: (617) 526-5000

Approximate date of commencement of proposed sale to the public: Completed

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

DEREGISTRATION OF SECURITIES

On March 29, 2004, the Securities and Exchange Commission (the “SEC”) declared effective the registration statement on Form S-3 (File No. 333-113513) (the “Registration Statement”) filed by Akamai Technologies, Inc. (the “Company”) with respect to the resale on a continuous or delayed basis of an aggregate of $200,000,000 of 1% Convertible Senior Notes due December 15, 2033 (the “Notes”) and 12,944,980 shares of common stock, par value $0.01 per share, of the Company, issuable upon conversion of the Notes (collectively with the Notes, the “Securities”).

The Registration Statement was filed for the benefit of holders of the Notes (the “Holders”).

The Company agreed with the initial purchasers of the Notes (the “Initial Purchasers”) to keep the Registration Statement effective until the earlier of (i) the date on which all Transfer Restricted Securities (as defined in the Registration Rights Agreement, dated December 12, 2003, by and among the Company and Credit Suisse First Boston LLC) covered by such Registration Statement have been sold pursuant thereto or (ii) two years after the effective date of the Registration Statement.

In accordance with such agreement, and in accordance with the Company’s undertaking under Regulation S-K Item 512(a)(3), the Company is filing this Post-Effective Amendment No. 1 to the Registration Statement to remove from registration all Securities not sold by the Holders pursuant to the Registration Statement. Accordingly, the Company hereby requests that upon the effectiveness of this Post-Effective Amendment No. 1, such Securities be removed from registration.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cambridge, Commonwealth of Massachusetts, on June 29, 2007.

AKAMAI TECHNOLOGIES, INC.

By:	/s/ Paul Sagan
Paul Sagan
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Paul Sagan Paul Sagan	President, Chief Executive Officer and Director (Principal executive officer)	June 29, 2007

/s/ J. Donald Sherman J. Donald Sherman	Chief Financial Officer (Principal financial and accounting officer)	June 29, 2007

/s/ George H. Conrades George H. Conrades	Director	June 29, 2007

/s/ Martin M. Coyne II Martin M. Coyne II	Director	June 29, 2007

/s/ Ronald L. Graham Ronald L. Graham	Director	June 29, 2007

/s/ Peter J. Kight Peter J. Kight	Director	June 29, 2007

/s/ F. Thomson Leighton F. Thomson Leighton	Director	June 29, 2007

/s/ Geoffrey A.Moore Geoffrey A. Moore	Director	June 29, 2007

/s/ Frederic V. Salerno Frederic V. Salerno	Director	June 29, 2007

/s/ Naomi O. Seligman Naomi O. Seligman	Director	June 29, 2007